Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Long-Term Incentive Plan and the 2011 Equity Incentive Plan of Radius Health, Inc. of our report dated May 11, 2011 (except for the second and third paragraphs of Note 14 as to which the date is August 31, 2011), with respect to the financial statements of Radius Health, Inc. for the year ended December 31, 2010 included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011, as amended.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 7, 2011